As filed with the Securities and Exchange Commission on July 17, 2020.

File No. 001-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

WHITE CAP SUPPLY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-4321017 (I.R.S. Employer Identification No.)
6250 Brook Hollow Parkway Norcross, Georgia (Address of principal executive offices)	30071 (Zip Code)

(404) 879-7740
(Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

WHITE CAP SUPPLY HOLDINGS, INC.
INFORMATION REQUIRED AND INCORPORATED BY REFERENCE IN FORM 10
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

        Certain information required to be included herein is incorporated by reference to specifically identified portions of the information statement filed herewith as Exhibit 99.1.

Item 1.    Business.

        The information required by this item is contained under the sections of the information statement entitled "Summary," "Business," "Certain Relationships and Related Transactions," "Relationship With HD Supply After the Spinoff" and "Where You Can Find More Information."

Item 1A.    Risk Factors.

        The information required by this item is contained under the section of the information statement entitled "Risk Factors."

Item 2.    Financial Information.

        The information required by this item is contained under the sections of the information statement entitled "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk."

Item 3.    Properties.

        The information required by this item is contained under the section of the information statement entitled "Business—Properties."

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the section of the information statement entitled "Security Ownership of Certain Beneficial Owners and Management."

Item 5.    Directors and Executive Officers.

        The information required by this item is contained under the section of the information statement entitled "Management."

Item 6.    Executive Compensation.

        The information required by this item is contained under the sections of the information statement entitled "Compensation Discussion and Analysis," "Executive Compensation," "Management—Compensation Committee Interlocks and Insider Participation" and "Management—Director Compensation."

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

        The information required by this item is contained under the sections of the information statement entitled "Management," "Certain Relationships and Related Transactions" and "Relationship With HD Supply After the Spinoff."

Item 8.    Legal Proceedings.

        The information required by this item is contained under the section of the information statement entitled "Business—Legal Proceedings."

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

        The information required by this item is contained under the sections of the information statement entitled "Risk Factors," "The Spinoff," "Dividend Policy," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock."

Item 10.    Recent Sales of Unregistered Securities.

        The information required by this item is contained under the section of the information statement entitled "Description of Certain Indebtedness."

Item 11.    Description of Registrant's Securities to be Registered.

        The information required by this item is contained under the sections of the information statement entitled "Dividend Policy" and "Description of Capital Stock."

Item 12.    Indemnification of Directors and Officers.

        The information required by this item is contained under the section of the information statement entitled "Indemnification of Directors and Officers."

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item is contained under the section of the information statement entitled "Index to Combined Financial Statements" (and the financial statements referenced therein).

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

Item 15.    Financial Statements and Exhibits.

(a)   Financial Statements

        The information required by this item is contained under the section of the information statement entitled "Index to Combined Financial Statements" (and the financial statements referenced therein).

(b)   Exhibits

        The following documents are filed as exhibits hereto:

Exhibit Number		Exhibit Description
2.1	*	Form of Separation and Distribution Agreement

3.1	*	Certificate of Incorporation of the Registrant

3.2	*	By-Laws of the Registrant

3.3	*	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.4	*	Form of Amended and Restated By-Laws of the Registrant

10.1	*	Form of Tax Matters Agreement

10.2	*	Form of Employee Matters Agreement

10.3	*	Form of Transition Services Agreement

21.1	*	List of Subsidiaries

99.1		Information Statement, Subject to Completion, dated July 17, 2020

*
To be filed by amendment.

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SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WHITE CAP SUPPLY HOLDINGS, INC.
By:	/s/ JOSEPH J. DEANGELO
Name: Joseph J. DeAngelo
Title: President

Date: July 17, 2020

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